Exhibit 99.1

PRESS RELEASE

For more information contact: Curtis C. Simard President and Chief Executive Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Third Quarter Earnings

BAR HARBOR, Maine (October 27, 2016) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced that for the nine months ended September 30, 2016, the Company reported record net income of $12.3 million, representing an increase of $664 thousand, or 5.7% from the prior year like period. The Company’s diluted earnings per share amounted to $2.03 for the nine months ended September 30, 2016, representing an increase of $0.10, or 5.2%, compared with the same period in 2015.

The Company’s annualized return on average shareholders’ equity for the nine months ended September 30, 2016 amounted to 10.19%, compared with 10.40% for the first nine months of 2015. The Company’s annualized return on average assets for the nine months ended September 30, 2016 amounted to 1.00%, compared with 1.02% for the nine months ended September 30, 2015.  This performance includes, and has not been adjusted for, $812 thousand in expenses related to the impending and previously disclosed Lake Sunapee Bank Group (“Lake Sunapee”) merger, largely representing legal and other professional fees, of which $725 thousand are not deductible for income tax purposes.

Net Income was $3.6 million for the three months ended September 30, 2016, representing a decline of $299 thousand, or 7.6%, compared with the third quarter of 2015 as it included $320 thousand in charges associated with the impending acquisition of Lake Sunapee as well as $110 thousand in executive search fees associated with the recently announced hiring of the Company’s new CFO.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “As we enter the final quarter of 2016, we are pleased with our overall performance as we continue to progress toward the closing of the Lake Sunapee merger.  We are maintaining our focus on core fundamentals as evidenced by the first nine months of 2016 posting a $98.2 million or 9.9% increase in total loan balances, combined with increases in net interest income and non-interest income, compared with the first nine months of last year. Our ability to grow earning assets was instrumental in offsetting the continued pressure on our net interest margin, as long-term interest rates have remained historically low throughout the year and in the third quarter declined to all-time record lows.  This growth driven earnings enabled our recently announced twenty-second consecutive quarterly cash dividend increase.”

Mr. Simard continued, “In remaining steadfast in our commitment to risk management while balancing growth and earnings, we are also pleased to report that the credit quality of our loan portfolio further improved during the first nine months of 2016, highlighted by a $606 thousand or 8.6% decline in non-performing loans compared with year-end 2015. At quarter end, total non-performing loans to total loans amounted to 0.59%, down from 0.71% at December 31, 2015.”

In concluding, Mr. Simard added, “We continue to sustain our performance as we progress toward legal close of the merger and are investing in infrastructure ahead of the merger including hiring of needed catalyst recruits such as Josephine Iannelli, our new CFO. With all shareholder and regulatory approvals in hand, we continue to be increasingly excited about the merger with Lake Sunapee.  Beside the obvious benefits of added scale to absorb costs and increase efficiency as well as the expanded footprint provided, we believe the two companies fit together well culturally, a critical requirement to our successful combination.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the third quarter at $1.7 billion, representing an increase of $138 million, or 8.7%, compared with December 31, 2015.

Loans: The third quarter ended with total loans of $1.1 billion, representing an increase of $98.2 million, or 9.9%, compared with December 31, 2015. At quarter-end the Bank’s commercial loan portfolio stood at $533.8 million, representing an increase of $26.9 million, or 5.3%, compared with year-end 2015. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $538.6 million, representing an increase of $70.7 million or 15.1% compared with December 31, 2015.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained stable during the first nine months of 2016, highlighted by a decline in non-performing loans from year-end 2015 and relatively low loan loss experience. Total non-performing loans ended the third quarter at $6.4 million, compared with $7.0 million at December 31, 2015, representing a decline of $606 thousand, or 8.6%.

Total net loan charge-offs amounted to $90 thousand during the first nine months of 2016, or annualized net charge-offs to average loans outstanding of 0.01%, compared with $1.3 million and 0.17%, respectively, for the same period in 2015. For the three and nine months ended September 30, 2016, the Bank recorded provisions for loan losses of $139 thousand and $754 thousand, representing declines of $286 thousand and $566 thousand, respectively, for the same periods in 2015.  Driven mostly by loan growth, the Bank’s allowance for loan losses increased $664 thousand, or 7.0%, compared with December 31, 2015, and ended the quarter at $10.1 million.

Securities: Total securities ended the third quarter at $537.3 million, representing an increase of $32.3 million, or 6.4%, compared with December 31, 2015. Securities purchased during the first nine months of 2016 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the third quarter at $1.0 billion, representing an increase of $90.7 million, or 9.6%, compared with December 31, 2015. The Bank’s non-maturity transaction accounts posted a combined increase of $57.7 million, or 10.6%, compared with year end 2015. Time deposits increased $33.0 million or 8.3% compared with year end 2015, and include time deposits obtained from the national market.

Capital: At September 30, 2016, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At September 30, 2016, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 15.51%, 9.16%, 15.51% and 17.05%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of 27.5 cents per share of common stock in the third quarter of 2016, representing an increase of 2.0 cents, or 7.8%, compared with the third quarter of 2015. The Company's Board of Directors recently declared a regular cash dividend of 28.0 cents per share of common stock for the fourth quarter of 2016, representing an increase of 2.0 cents, or 7.7%, compared with the fourth quarter of 2015.

Results of Operations

Net Interest Income: For the three months ended September 30, 2016, net interest income on a tax-equivalent basis amounted to $11.5 million, compared with $12.2 million for the third quarter of 2015, representing a decline of $708 thousand, or 5.8%. This decline was driven by the further compression in the net interest margin.  The decline in the net interest margin was attributed to a twenty-seven basis point decline in the weighted average earning asset yield to 3.62%, combined with a ten basis point increase in the weighted average cost of interest bearing liabilities, largely reflecting the impact of the Fed Funds rate increase in December of 2015.

For the nine months ended September 30, 2016, net interest income on a tax-equivalent basis amounted to $35.3 million, compared with $35.0 million for the first nine months of 2015, representing an increase of $285 thousand, or 0.8%. The increase in tax-equivalent net interest income compared with the first nine months of 2015 was attributed to average earning asset growth of $112.4 million, or 7.7%, despite the decline in the tax-equivalent net interest margin of twenty-one basis points to 2.99%. The decline in the net interest margin was attributed to a fifteen basis point decline in the weighted average earning asset yield to 3.75%, combined with a five basis point increase in the weighted average cost of interest bearing liabilities. Earning asset yields continued to be impacted by the historically low interest rates and competitive pricing pressures for quality loans.

Non-interest Income: For the three and nine months ended September 30, 2016, total non-interest income amounted to $3.4 million and $10.3 million, representing increases of $1.3 million and $3.4 million, or 66.3% and 50.1%, respectively, compared with the same periods in 2015. The increases in non-interest income were principally attributed to realized securities gains, which for the three and nine months ended September 30, 2016 increased $1.4 million and $3.3 million, respectively, compared with the same periods in 2015. During the first nine months of 2016, long-term interest rates declined to near record lows providing a meaningful opportunity to realize attractive securities gains while continuing a strategy of lowering the duration of the securities portfolio and the Bank’s overall interest rate risk profile.

For the three and nine months ended September 30, 2016, trust and other financial service fees amounted to $975 thousand and $2.9 million, representing an increase of $18 thousand or 1.9% and a decline of $9 thousand or 0.3%, respectively. The year-to-date decline in trust and other financial service fees largely reflected lower levels of trust and asset management fees, principally reflecting broad declines and volatility in the equity markets. Income from retail brokerage activities decreased $26 thousand, or 3.8%, compared with the first nine months of 2015.

Income from debit card service charges and fees increased $14 thousand and $76 thousand for the three and nine months ended September 30, 2016, or 2.9% and 6.1%, respectively, compared with the same periods in 2015, largely reflecting the continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

Year-to-date other operating income increased $90 thousand, or 10.5%, reflecting higher levels of income from bank owned life insurance compared with the same period in 2015.

Non-interest Expense: For the three and nine months ended September 30, 2016, total non-interest expense amounted to $8.8 million and $25.5 million, representing increases of $930 thousand and $2.7   million, or 11.9% and 12.0%, respectively, compared with the same periods in 2015.

For the three and nine months ended September 30, 2016 total salaries and benefits amounted to $4.8   million and $14.6 million, representing increases of $209  thousand and $1.4 million, or  4.5% and  10.6%, respectively, compared with the same periods in 2015. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive costs, higher levels of employee health insurance, as well as increases in staffing levels. Additionally, over the past year the Company strengthened its risk management and information technology staff resources in anticipation of future growth.

For the three and nine months ended September 30, 2016, total other operating expenses amounted to $2.5 million and $6.4 million, representing increases of $743 thousand and $1.3 million, or 42.9% and 24.8%, respectively, compared with the same periods in 2015. Included in third quarter and year-to-date other operating expense was $320 thousand and $812 thousand, respectively, in expenses related to the LSBG acquisition, largely legal and other professional fees, of which $256 thousand and $725 thousand are not deductible for income tax purposes.  In addition, included in third quarter other operating expenses were $215 thousand in losses on the disposal of certain fixed assets in connection with the complete renovation of the Company’s Bar Harbor, Maine headquarters building, and $110 thousand in executive search fees.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fourteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. The factors that could cause actual results to differ materially from current expectations include failure to complete the proposed LSBG Merger, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed LSBG Merger, disruption to the parties’ businesses as a result of the announcement and pendency of the LSBG Merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the LSBG Merger, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of the Company's borrowers and other factors discussed in the reports that the Company files with the Securities and Exchange Commission. The forward-looking statements contained herein represent the Company's judgment as of the date of this report, and the Company cautions readers not to place undue reliance on such statements.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the Securities Exchange Commission.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2016	12/31/2015	2016	2015

Total assets	$ 1,717,875	$ 1,580,055	$ 1,689,535	$ 1,586,890
Total securities	537,287	504,969	524,775	498,347
Total loans	1,088,243	990,070	1,058,253	990,549
Allowance for loan losses	10,103	9,439	10,095	9,142
Total deposits	1,033,525	942,787	1,001,674	988,116
Total borrowings	512,495	474,791	514,999	440,612
Shareholders' equity	164,336	154,152	165,486	151,191

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Interest and dividend income	$ 14,123	$ 14,326	$ 42,641	$ 41,331
Interest expense	3,124	2,630	8,924	7,751
Net interest income	10,999	11,696	33,717	33,580
Provision for loan losses	139	425	754	1,320
Net interest income after
provision for loan losses	10,860	11,271	32,963	32,260

Non-interest income	3,372	2,028	10,314	6,873
Non-interest expense	8,750	7,820	25,478	22,754
Income before income taxes	5,482	5,479	17,799	16,379
Income taxes	1,850	1,548	5,450	4,694

Net income	$ 3,632	$ 3,931	$ 12,349	$ 11,685

	At or for the Three Months Ended		At or for the Nine Months Ended
Share and Per Common Share Data	September 30,		September 30,
	2016	2015	2016	2015

Period-end shares outstanding	6,055,807	5,994,930	6,055,807	5,994,930
Basic average shares outstanding	6,042,384	5,991,073	6,024,365	5,972,927
Diluted average shares outstanding	6,107,792	6,066,830	6,091,704	6,054,594

Basic earnings per share	$ 0.60	$ 0.66	$ 2.05	$ 1.96
Diluted earnings per share	$ 0.59	$ 0.65	$ 2.03	$ 1.93

Cash dividends	$ 0.2750	$ 0.2550	$ 0.8100	$ 0.7500
Book value	$ 27.14	$ 25.71	$ 27.14	$ 25.71
Tangible book value	$ 26.26	$ 24.80	$ 26.26	$ 24.80

Selected Financial Ratios

Return on Average Assets	0.86%	0.98%	1.00%	1.02%
Return on Average Equity	8.73%	10.32%	10.19%	10.40%
Tax-equivalent Net Interest Margin	2.84%	3.20%	2.99%	3.20%
Efficiency Ratio (1)	61.5%	54.2%	59.2%	55.2%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,
	2016	2015	2015
Asset Quality

Net charge-offs (recoveries) to average loans	0.01%	0.17%	0.14%
Allowance for loan losses to total loans	0.93%	0.93%	0.95%
Allowance for loan losses to non-performing loans	157.8%	128.5%	134.7%
Non-performing loans to total loans	0.59%	0.72%	0.71%
Non-performing assets to total assets	0.38%	0.50%	0.46%

Capital Ratios

Common equity tier 1 capital	15.51%	15.14%	15.55%
Tier 1 leverage capital	9.16%	9.04%	9.37%
Tier 1 risk-based capital	15.51%	15.14%	15.55%
Total risk-based capital	17.05%	16.65%	17.12%
Tangible equity to total assets	9.26%	9.48%	9.41%
Tangible common equity (2)	9.28%	9.52%	9.45%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and acquisition related expenses.  Third quarter and year-to-date expenses amounted to $320 and

     $812, respectively, all of which are associated with the Lake Sunapee Bank Group acquisition.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by tax-equivalent net interest income other than net securities gains and other significant non-recurring expenses. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.